Exhibit 10.2

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (the "AGREEMENT") is made and entered into as of January 12, 2018, by and among:

PEGASUS FUNDING, LLC, a Delaware limited liability company, and each and every one of its owners, members, officers, directors, managers, employees, agents, subsidiaries, affiliates, divisions, and their successors, assigns, beneficiaries, servants, legal representatives, insurers and heirs (herein referred to as “Pegasus" or the “Company”);

ASFI PEGASUS HOLDINGS, LLC, a Delaware limited liability company, and each and every one of its owners, members, officers, directors, managers, employees, agents, subsidiaries, affiliates, divisions, and their successors, assigns, beneficiaries, servants, legal representatives, insurers and heirs (herein referred to as "ASFI");

ASTA FUNDING, INC., a Delaware corporation, and each and every one of its officers, directors, managers, employees, agents, subsidiaries (including but not limited to Simia Capital LLC), affiliates, divisions, and their successors, assigns, beneficiaries, servants, legal representatives, insurers and heirs (herein referred to as "ASTA");

FUND PEGASUS, LLC a Delaware limited liability company, and each and every one of its owners, members, officers, directors, managers, employees, agents, subsidiaries, affiliates, divisions, and their successors, assigns, beneficiaries, servants, legal representatives, insurers and heirs (herein referred to as "FUND'');

PEGASUS LEGAL FUNDING, LLC, a Delaware limited liability company, and each and every one of its owners, members, officers, directors, managers, employees, agents, subsidiaries, affiliates, divisions, and their successors, assigns, beneficiaries, servants, legal representatives, insurers and heirs (herein referred to as "PLF");

MAX ALPEROVICH, on behalf of himself, his agents, representatives, attorneys, assigns, beneficiaries, heirs, executors, administrators, and anyone who has or obtains any legal rights or claims through him (herein referred to as "Alperovich");

ALEXANDER KHANAS, on behalf of himself, his agents, representatives, attorneys, assigns, beneficiaries, heirs, executors, administrators, and anyone who has or obtains any legal rights or claims through him (herein referred to as "Khanas");

LARRY STODDARD, III, improperly named as “Lawrence O. Stoddard, III, Esq.” on behalf of himself, his agents, representatives, attorneys, assigns, beneficiaries, heirs, executors, administrators, and anyone who has or obtains any legal rights or claims through him (herein referred to as “Stoddard”);

LOUIS PICCOLO, on behalf of himself, his agents, representatives, attorneys, assigns, beneficiaries, heirs, executors, administrators, and anyone who has or obtains any legal rights or claims through him (herein referred to as “Piccolo”);

A.L. PICCOLO & CO., INC. a New York domestic business corporation, and each and every one of its owners, officers, directors, managers, employees, agents, subsidiaries, affiliates, divisions, and their successors, assigns, beneficiaries, servants, legal representatives, insurers and heirs (herein referred to as "A.L. Piccolo");

ASFI, ASTA and FUND are referred to collectively as the “ASTA Parties”;

PLF, Alperovich, Khanas and Stoddard are referred to collectively as the “PLF Parties”;

The ASTA Parties, PLF Parties, A.L. Piccolo and Piccolo are referred to collectively as the “Parties”.

RECITALS

WHEREAS, Pegasus was formed as a limited liability company under the Delaware Limited Liability Company Act, upon the filing of a Certificate of Formation with the Department of State of the State of Delaware on September 19, 2011; and

WHEREAS, a Limited Liability Company Operating Agreement, effective December 28, 2011 and amended by a Term Sheet dated September 14, 2012, (hereinafter together, the “Operating Agreement”), was executed by and between, among others, PLF and ASFI, to define the rights and responsibilities in connection with the operations of Pegasus; and

WHEREAS, Alperovich, Khanas, ASTA, FUND, A.L. Piccolo and Piccolo entered into the Operating Agreement, joining solely for certain purposes specifically defined therein; and

WHEREAS, contemporaneously with the signing of the Operating Agreement, Alperovich and Khanas each entered into a Consulting Agreement, effective December 28, 2011 (hereinafter referred to as the “Consulting Agreements”) with Pegasus; and

WHEREAS, by way of the Operating Agreement, ASFI was granted 800 of the 1,000 ownership units of Pegasus, thereby providing it with an 80% ownership interest in Pegasus; and

WHEREAS, by way of the Operating Agreement, PLF was granted 200 of the 1,000 ownership units of Pegasus, thereby providing it with an 20% ownership interest in Pegasus; and

WHEREAS, by way of the Operating Agreement, a Board of Managers, consisting of Alperovich, Khanas, Gary Stern and Robert Michel (the latter who was later replaced by Bruce Foster) was created with each manager possessing one (1) vote; and

WHEREAS, by way of the Operating Agreement, the Board of Managers delegated certain day-to-day managerial duties to the “Initial Officers” who were defined as Alperovich and Khanas; and

WHEREAS, the purpose of Pegasus was to provide funding for holders of personal injury claims in consideration of which such funders assigned, on a non-recourse basis, to Pegasus a portion of any proceeds that may be realized upon the resolution of such claims (hereinafter referred to as “Claims”), pursuant to the terms of written purchase agreements; and

WHEREAS, the term of the Operating Agreement was for a period of five (5) years commencing December 28, 2011; and

WHEREAS, by way of the Operating Agreement, Pegasus was required to pay A.L. Piccolo, which is owned and operated by Piccolo, a fee calculated at Three Hundred Fifty Thousand Dollars ($350,000) per Ten Million Dollars ($10,000,000) loaned to Pegasus by FUND up to a maximum of Seven Hundred Thousand Dollars ($700,000), which fee is payable over eight years from Pegasus’s operating expenses during the term of the Operating Agreement and thereafter by PLF and its affiliates; and

WHEREAS, on or about August 21, 2012, Pegasus entered into a five (5) year Lease (hereinafter referred to as the “Lease”) with Roza 14W LLC for certain office space located at 14 Wall Street, New York, New York; and

WHEREAS, anticipating the end of the term of the Operating Agreement, the Parties entered into a Term Sheet dated November 7, 2016 (hereinafter referred to as the “Liquidation Agreement”) to define the rights and responsibilities in connection with the liquidation of Pegasus’s portfolio of Claims (hereinafter referred to as the “Portfolio”); and

WHEREAS, pursuant to the terms of the Operating Agreement and Liquidation Agreement, funds collected by Pegasus and the PLF Parties in connection with the liquidation of the Portfolio were to be deposited into Pegasus’ account maintained at Chase Bank, NA (“Chase Bank”) ending in 9931 (hereinafter referred to as the “Collections Account”); and

WHEREAS, certain cases in the outstanding Portfolio were funded jointly (hereinafter “Jointly Funded Cases”) by Pegasus and outside investors (hereinafter “Non-ASTA Investors”); and

WHEREAS, PLF collected certain funds in connection with funding agreements with Non-ASTA Investors which it also deposited into the Collections Account, said amount currently equaling $219,702.87 (hereinafter “Non-ASTA Investor Funds”); and

WHEREAS, on or about May 18, 2017, Alperovich and Khanas entered into a five (5) year First Lease Amendment Agreement (the “Amended Lease”) purportedly on behalf of Pegasus with Roza 14W LLC for certain office space located at 14 Wall Street, New York, New York; and

WHEREAS, on or about December 19, 2017, PLF entered into a Second Lease Amendment Agreement (the “Second Amended Lease”) with Roza 14W LLC whereby PLF was substituted in place of Pegasus as the tenant for certain office space located at 14 Wall Street, New York, New York; and

WHEREAS, the ASTA Parties, individually and derivatively on behalf of Pegasus, instituted an arbitration proceeding through American Arbitration Association, Case No. 01-17-0001-9620 (hereinafter referred to as the “Arbitration”) against the PLF Parties alleging, among other things, breaches of the Operating Agreement, the Liquidation Agreement and the Consulting Agreements, entitlement to a writ of attachment, specific performance, fraud, gross negligence, intentional or criminal misconduct, civil conspiracy, breaches of fiduciary duty, aiding and abetting breaches of fiduciary duties, unjust enrichment and constructive trust; and

WHEREAS, in the Arbitration the PLF Parties asserted certain counter-claims against the ASTA Parties alleging, among other things, breaches of the Operating Agreement and the Liquidation Agreement, breaches of fiduciary duty, fraud, tortious interference with contract, trademark infringement, false designation of origin, unfair competition, deceptive trade practices and trademark dilution; and

WHEREAS, during the course of the Arbitration proceedings, an emergency arbitrator issued an order temporarily restraining (freezing) certain funds in the Collections Account; and

WHEREAS, during the course of the Arbitration proceedings, the Arbitration Panel issued an order amending the emergency arbitrator’s order although ordering the continued temporary restraining (freezing) of the Collections Account; and

WHEREAS, the Parties seek to resolve any and all claims and/or disputes against each other, whether or not arising out of, relating to, or in connection with Pegasus, including any claims and disputes asserted in the Arbitration against each other, except those claims that are expressly excepted from this Agreement as more fully described herein; and

WHEREAS, as part of the settlement of the Arbitration, Alperovich, Khanas and PLF wish to sell PLF’s twenty percent (20%) interest in Pegasus to ASFI for a one-time lump sum payment; and

WHEREAS, as part of the sale of PLF’s interest in Pegasus, PLF will forgive and release any and all claims concerning Pegasus including, but not limited to, any monies collected from the Portfolio after January 12, 2018; and

WHEREAS, the ASTA Parties wish to purchase PLF’s twenty percent (20%) interest in Pegasus and oversee and handle on an exclusive basis the liquidation of the Portfolio and the winding down of Pegasus without having to pay any additional sums to the PLF Parties pursuant to the liquidation budget (the “Liquidation Budget”) in the Liquidation Agreement or otherwise; and

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, and other good and valuable consideration, the Parties, intending to be legally bound, hereby agree as follows:

1.	Settlement Terms.

a.

In consideration of the Parties’ mutual discontinuance of all claims and mutual release of any and all claims – except for those specifically excluded, as set forth herein below, PLF shall sell its 200 ownership units of Pegasus (20% interest) to ASFI for the sum of One Million Eight Hundred Thousand Dollars ($1,800,000.00) (hereinafter referred to as the “Purchase Amount”) to be paid at a closing (the “Closing”) pursuant to the terms and conditions contained in the Membership Interest Purchase Agreement being executed contemporaneously herewith and incorporated herein by reference.

b.

The PLF Parties shall relinquish, release and discharge any and all claims that refer or relate to, or arise out of concern, Pegasus including, but not limited to, the Portfolio, the Operating Agreement and/or Liquidation Agreement, the liquidation of the Portfolio, the Liquidation Budget or the winding down of the Company.

c.	The ASTA Parties agree to pay the PLF the amount of $219,702.87 representing Non-ASTA Investor Funds. PLF shall then immediately pay said funds to the Non-ASTA investors.

d.

The ASTA Parties agree that, upon their collection of funds in the outstanding Portfolio relating to Jointly Funded Cases, the ASTA Parties shall only retain their pro rata shares of principal and profit (as defined in the Operating Agreement and Liquidation Agreement) and shall immediately (within 48 hours of receipt, as long as check clears) pay PLF the Non-ASTA investor’s pro rata share of principal and interest which PLF, Alperovich and Khanas shall then immediately pay to the Non-ASTA investors. With respect to Jointly Funded Case with Golden Pear Funding II, LLC (“Golden Pear”) or any related Golden Pear company, PLF, Alperovich and Khanas agree to deposit all payments received on matters jointly funded with Golden Pear into a PLF bank account. The ASTA Parties agree to cooperate in all respects with the collection and payment to PLF of any funds payable to Non-ASTA investors on jointly funded cases. The ASTA Parties shall not be permitted to consent to accept a reduction (an amount less than the amount contractually due to the funding parties) on any Jointly Funded Case with Golden Pear without the express written consent of the PLF Parties acting in good faith. With respect to Jointly Funded Cases with any non-Golden Pear investor, the ASTA Parties, acting in good faith, shall use their best efforts to obtain the consent of the PLF Parties for any reduction. The ASTA Parties agree that their failure to pay PLF the non-ASTA Investor’s pro rata share on any Jointly Funded Case within forty-eight (48) hours of collection by the ASTA Parties shall be deemed a material breach of this Agreement. Attached hereto as Exhibit “A” is a list of all Jointly Funded Cases.

e.

On a mutually agreeable date and time no later than January 25, 2018, Alperovich, Khanas and the CFO of PLF, Stanley DiCicco (“DiCicco”), shall speak to the outside accountants for ASTA, Eisner Amper, concerning any relevant matters related to ASTA’s 2017 year and financial statements. The ASTA Parties agree to direct Eisner Amper to make its representatives available to speak to Alperovich, Khanas and DiCicco on or before January 25, 2018. The Parties agree that, in the event the settlement is not finalized and this matter proceeds further in the Arbitration, any conversations between Alperovich, Khanas and DiCicco and Eisner Amper’s representatives shall not be admissible or otherwise referred to or relied upon by the Parties for purposes of the Arbitration or any other legal proceeding.

f.

PLF, Alperovich and Khanas agree to immediately turn over to the ASTA Parties, upon Closing, Pegasus property including, but not limited to, all client files in both electronic and hard copy, the master list, documents, files, records, and CSU Software (Track Cases) login and agreements pertaining to the Portfolio, including copies of PLF co-funded cases

g.

For a period of forty-five (45) days after the Closing PLF, Alperovich and Khanas shall cooperate (and use their best efforts to have the present PLF employees to cooperate) with the ASTA Parties and execute such instruments or documents and take such other actions as may reasonably be requested from time to time in order to carry out the transition of the liquidation of the Portfolio from PLF to the ASTA Parties.

h.

Within ten (10) days of the Closing the ASTA Parties shall formally change the Company’s name from Pegasus to another name without the word “Pegasus” included in such new name and shall forever cease and desist using the name “Pegasus” and the Pegasus/PLF logo, trademark, goodwill, phone number and website in connection with the Company or any other business whatsoever. Any license granted to the ASTA Parties previously by PLF, Alperovich and/or Khanas were revoked pursuant to paragraph 10 of the Liquidation Agreement. Any other licenses granted – actually or by implication - with respect to the Pegasus, name, marks, logos, websites, goodwill and phone number are fully revoked in their entirety as of ten (10) days after the Closing date. The ASTA Parties, Pegasus and their successors in interests agree to indemnify and hold harmless the PLF Parties, including legal fees, against any and all claims based upon, arising out of, or in any way connected with the ASTA Parties’ use of the Pegasus names, logo, trademark, goodwill, phone number and website at any time after the Closing.

i.

PLF, Alperovich and Khanas agree that all monies collected or received by them on or after January 12, 2018 related to the Portfolio belong to ASFI, and the PLF Parties hereby further agree to immediately turn over and pay to ASFI any and all of said monies. In the event PLF, Alperovich or Khanas collect monies related to the Portfolio on or after January 12, 2018 and such monies include funds from Jointly Funded Cases, upon the funds being turned over to ASFI pursuant to this paragraph, ASFI agrees to disburse said funds pursuant to paragraph 1(d) above. PLF, Alperovich and Khanas agree that their failure to pay ASFI said funds within ten (10) days of receipt shall be deemed to be a material breach of this Agreement.

j.

PLF, Alperovich and Khanas shall be solely responsible for the payment of wages, compensation and benefits due to anyone employed or retained by PLF. This section shall not apply to any attorneys retained with respect to the collection of the Pegasus Portfolio. Pegasus, it successors and permitted assigns shall be responsible for all legal fees, including contingency fees, payable now, or in the future with respect to law firms retained in connection with the collection of the Portfolio, and/or day-to-day operations. Upon Closing Stoddard shall contact all retained law firms and advise them that Pegasus in now owned by ASFI and that ASFI or the ASTA Parties shall be contacted for all future inquires and decisions related to such representation and that any new work shall be approved by ASFI or the ASTA Parties. The PLF Parties also agree, if requested by the ASTA Parties, to sign any letters within three business days of receipt that the ASTA Parties believe may be needed to inform attorneys and/or litigants that, among other things, the ASTA Parties are authorized to receive collections on the Portfolio and/or to negotiate settlements. Should Alperovich and/or Khanas be asked by an attorney for a litigant, or by a litigant, about the ASTA Parties, they shall indicate that ASFI owns Pegasus, or its successor in name and/or interest (“Newco”) and that any money owed to Pegasus concerning the Portfolio shall be sent to Pegasus or Newco. Neither Alperovich nor Khanas shall negotiate with any attorney or litigant concerning any sums due Pegasus or Newco and shall not discuss whether the ASTA Parties will accept less that what may be due or owing by a litigant to Pegasus or Newco, unless requested by Pegasus, Newco or the ASTA Parties.

k.	The ASTA Parties agree to pay A.L. Piccolo the remaining portion of the fee due and owing to it, which the PLF Parties represent to be $66,725.10.

l.

PLF, Alperovich and Khanas shall cooperate (and use their best efforts to have the present PLF employees to cooperate) with the ASTA Parties and Chase Bank to promptly effectuate the unfreezing of the Collections Account. This includes, but is not necessarily limited to, the PLF, Alperovich and Khanas’ execution of a letter to Chase Bank in the form annexed hereto as Exhibit “B”, authorizing the immediate release of all monies in the Collections Account (and all other Chase accounts on the name of Pegasus) to the ASTA Parties. All monies in the Collections Account and in any other Pegasus account as of the close of business on January 12, 2018 and thereafter, other than any Non-ASTA Investor Funds, shall belong to ASFI.

m.

Alperovich and Khanas agree to execute simultaneously herewith written resignations in the form as annexed hereto as Exhibit “C”, with respect to their positions with Pegasus including, but not limited to, their positions as Executive Vice Presidents and Board of Manager Members accounts and agree that they will not hold themselves out, directly or indirectly, as an agent of the ASTA Parties. The Parties agree to their removal as signatories from any Pegasus Funding, LLC bank account and, within ten (10) days after the Closing or as soon as Chase releases all funds in the Chase Collections Account to the ASTA Parties, the ASTA Parties shall transfer all funds out of and close all Pegasus Funding, LLC bank accounts and provide the PLF Parties with proof of such closures. The ASTA Parties are hereby permitted to use the name Pegasus Funding as “d/b/a” (doing business as) but only in connection with bank deposits required to be made in connection with the liquidation of the Portfolio. The ASTA Parties, their successors and assigns, agree to indemnify and hold harmless the PLF Parties post-closing, including legal fees, against any and all claims based upon, arising out of, or in any way connected with the post-closing use of the Pegasus name by the ASTA Parties or their successors or assigns.

n.	This paragraph shall not apply to any account in the name of Pegasus Legal Funding, LLC.

o.

The PLF, Alperovich and Khanas are responsible for the Lease and shall jointly, severally and individually, indemnify Pegasus and the ASTA Parties from any and all claims, demands, liabilities, obligations that are or may be asserted by Roza 14W LLC and/or any other party relating to the Lease and Amended Lease.

2.	Performance under this Agreement.

a.	On or before 5:00 p.m. on January 12, 2018 the PLF Parties or their representative shall:

(i)	Deliver to Mandelbaum Salsburg, P.C. (“MS”) a letter in the form as annexed hereto as Exhibit “B” directing Chase to the release of all of said funds;

(ii)	Deliver to MS the written resignations in the form as annexed hereto as Exhibit “C”;

(iii)	Execute and deliver to MS this Agreement;

(iv)	Execute and deliver to MS the Membership Interest Purchase Agreement;

(v)	Execute and deliver to MS a stipulation of dismissal discontinuing the Arbitration and all counterclaims asserted therein with prejudice and without costs.

b.	On or before 5:00 p.m. on January 12, 2018 the ASTA Parties or their representative shall:

(i)	Pay the Purchase Amount in the sum of One Million Eight Hundred Thousand Dollars ($1,800,000.00) to PLF by wire transfer to PLF in accordance with the wire instructions attached hereto as Exhibit “D”;

(ii)

Pay Non-ASTA Investor Funds in the sum of Two-Hundred Nineteen Thousand Seven Hundred two ($219,702.87) Dollars and Eighty-Seven Cents to PLF by wire in accordance with the wire instructions attached hereto as Exhibit “D”;

(iii)	Execute and deliver to Cullen and Dykman, LLP (“C&D”) this Agreement;

(iv)	Execute and deliver to C&D the Membership Interest Purchase Agreement;

(v)	Execute and deliver to C&D a stipulation of dismissal discontinuing the Arbitration and all claims asserted therein against the PLF Parties with prejudice and without costs.

3.	Mutual Releases.

a.

Release by Pegasus, the ASTA Parties and Piccolo. Subject to the conditions set forth in Paragraphs 1 and 2 hereof, Pegasus, ASFI, ASTA, FUND, A. L. Piccolo and Piccolo irrevocably and unconditionally waive, release and forever discharge PLF, Alperovich, Khanas and Stoddard and their affiliates, employees, officers, directors, members, agents, partners, sureties, shareholders and subsidiaries, from any and all causes of action, manner of promises, administrative, civil and/or criminal complaints, actions, suits, debts, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, judgments, extents, executions, grievances, liabilities, obligations, damages, claims and demands, in law, admiralty or equity including, but not limited to claims for breaches of the Operating Agreement, the Liquidation Agreement and/or the Consulting Agreements, writ of attachment, specific performance, fraud, gross negligence, intentional or criminal misconduct, civil conspiracy, breaches of fiduciary duty, aiding and abetting breaches of fiduciary duties, unjust enrichment, constructive trust, failure to pay overhead advances, failure to write down or write off funded cases, improperly entering into lease agreements, misappropriation of funds, improper loans taken, and failure to pay notes or debts payable, whether known or unknown, suspected or unsuspected, fixed or contingent, apparent or concealed, accrued or unaccrued, which Pegasus, ASFI, ASTA and FUND, their successors and/or assigns ever had, now have or hereafter can, shall or may have, for, upon, or by reason of any matter, cause or thing from the beginning of the world to the date of this Release; provided, however, that notwithstanding the foregoing, this Release does not apply to enforcement of any claims of any terms and/or conditions of this Agreement. Notwithstanding the above, in the event the ASTA Parties, Simia and/or their successors in interest are required by a judge, jury and/or arbitrator to pay damages in any legal proceeding for the acts, omissions and/or negligence of any of the PLF Parties occurring prior to the Closing date in connection with the Portfolio, the PLF Parties shall be responsible for their proportionate share of any such damages found specifically to be related to the acts, omissions or negligence of the PLF Parties occurring prior to the Closing date.

b.

Release by the PLF Parties. Subject to the conditions set forth in Paragraphs 1 and 2 hereof, PLF, Alperovich, Khanas and Stoddard irrevocably and unconditionally waive, release and forever discharge Pegasus, ASFI, ASTA, FUND , A.L. Piccolo and Piccolo and their affiliates, employees, officers, directors, members, agents, partners, sureties, shareholders and subsidiaries, from any and all causes of action, manner of promises, administrative, civil and/or criminal complaints, actions, suits, debts, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, judgments, extents, executions, grievances, liabilities, obligations, damages, claims and demands, in law, admiralty or equity, including, but not limited to, claims for breach of the Operating Agreement, Liquidation Agreement and/or the Consulting Agreements, breach of fiduciary duty, unjust enrichment, malicious prosecution, abuse of process, tortious interference with contract or prospective economic advantage, trademark infringement, false designation of origin, unfair competition, trade libel, defamation, deceptive trade practices, trademark dilution whether known or unknown, suspected or unsuspected, fixed or contingent, apparent or concealed, accrued or unaccrued, which PLF, Alperovich, Khanas and Stoddard, their successors and/or assigns ever had, now have or hereafter can, shall or may have, for, upon, or by reason of any matter, cause or thing from the beginning of the world to the date of this Release; provided, however, that notwithstanding the foregoing, this Release does not apply to enforcement of any claims regarding breach of any terms and/or conditions of this Agreement.

4.

Confidentiality. Each Party shall keep all of the terms of this Agreement confidential and shall not disclose such terms to or discuss them with any third party (other than on a confidential and need to know basis with such party’s counsel, governing board, insurers or financial advisors) without the prior written consent of the other Parties, except as required by applicable law, applicable financing agreements, including applicable securities laws, or court order or subpoena or except as necessary to enforce such Party’s rights under this Agreement. The parties agree to provide written notice to the other Parties of any court order or subpoena compelling the production of this Agreement within two (2) business days of said subpoena or court order being received. In the event either party receives notice of a requirement or request of a governmental agency or court of competent jurisdiction for disclosure, then the party receiving such notice shall provide sufficient notice to the other to permit such other party to seek an appropriate protective order or exemption from such requirement or request at its expense.

5.

Non-Disparagement/Non-Solicitation. At all times after the date hereof, each Party agrees that he or it: (a) shall not (and shall not encourage or induce others to), in any manner, directly or indirectly, disparage or criticize any other Party; (b) will not engage in any conduct or communication (whether oral or written, and whether or not such communications would constitute legal slander or libel) that is, or is intended to be, negative or derogatory about any other Party; and (c) will not otherwise do or say anything that could damage or cause to discredit in any way any Party or disparage or defame any Party or their management, operations, or practices. The ASTA Parties, their agents, officers, servants, employees shall not (and shall not encourage or induce others to) employ, attempt to employ or solicit any current or former employee of any PLF Party on behalf of the ASTA Parties or any other business enterprise. The ASTA Parties, their agents, officers, servants, and employees shall not (and shall not encourage or induce others to) to induce any employee or independent contractor associated with the PLF Parties to terminate or breach an employment, contractual or other relationship with the PLF Parties.

6.

Attorneys’ Fees/Costs. Each Party shall pay its or his own attorneys’ fees and costs (including, but not limited to the fees of any Arbitrator and the AAA Arbitration costs and fees) in connection with but not limited to the Arbitration, the action brought under index number 652435/17 before the New York Supreme Court, New York County, the action brought under docket number C-94-17 before the New Jersey Superior Court, Chancery Division, Bergen County, the action brought under index number 652355/14 before the New York Supreme Court, New York County, a previous AAA Arbitration filed but not pursued by the ASTA Parties, or any other action or arbitration filed by or against the Parties by another Party, or the negotiation of this Agreement and the preparation, review and revision of any documents necessary to effectuate this settlement.

7.

Ownership of Claims. Each Party represents and warrants to the other Party that they have not transferred or assigned, or purported to transfer or assign, any claim to any person or entity. Each Party further agrees to indemnify and hold harmless the other Parties, including legal fees, against any and all claims based upon, arising out of, or in any way connected with a breach of the foregoing representation.

8.

Dismissal of the Arbitration. Each Party hereto shall promptly file with the American Arbitration Association a Stipulation of Dismissal with prejudice and shall take all necessary steps to cause the Arbitration to be dismissed with prejudice and agrees not to refile either the Arbitration or otherwise pursue any of the claims asserted therein against any Party without costs.

9.

Other Proceedings. The Parties represent and warrant that, other than this Arbitration, there are no pending claims against any other Party and know of no claims filed by their affiliates, subsidiaries, shareholders, employees, officers, directors, members, contractors, subcontractors or on their behalf against another Party hereto in any court, arbitration, or in any other forum. Should there be any other pending claims, the Party asserting those claims promptly shall take all necessary steps to dismiss those claims with prejudice.

10.

Authority. The execution, delivery and performance of this Agreement by each Party hereto is within its corporate or partnership, as applicable, powers, have been duly authorized by all necessary corporate or partnership action, and do not and will not (a) require any governing or governmental consent or approval, which has not been obtained, (b) contravene its organizational documents, or (c) violate applicable law.

11.	Further Assurances. The Parties hereto agree to execute such other documents and to take such other action as may be reasonably necessary to further the purposes of this Agreement.

12.

Tax Consequences/Tax Indemnity. The Parties acknowledge that they are solely responsible for the payment of any and all federal, state, city or local taxes which might be due and owing by them as a result of any term contained in this Agreement. The Parties acknowledge that no tax advice has been offered or given by any Party, their attorneys, agents, or any other representatives, in the course of these negotiations, and each Party is relying upon the advice of its own tax consultant with regard to any tax consequences that may arise as a result of the execution of this Agreement. The ASTA Parties shall indemnify and hold the PLF Parties harmless from any and all financial responsibility or sums found to be due as a result of collection on funded cases previously written-off, written-down or booked as a loss by the PLF Parties prior to the Closing.

13.

Governing Law and Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York without giving effect to doctrines relating to conflicts of laws. Any action seeking enforcement of this Agreement and any claims alleging the breach of any terms and/or conditions of this Agreement or arising out of or relating to this Agreement shall be commenced in the Supreme Court of the State of New York, New York County.

14.

Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by each of the Parties affected thereby. No failure to exercise, and no delay in exercising, any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

15.	Headings. The titles of paragraphs in this Agreement are for convenience only, are not definitive, and shall not be considered or referred to in resolving questions of interpretation or construction.

16.

Remedies. The Parties acknowledge and agree that a breach of this Agreement may not be adequately compensable by money damages alone and that a breach may cause the non-breaching Party or Parties irreparable injury for which the non-breaching Party or Parties shall be entitled to all equitable remedies, including a temporary restraining order, preliminary injunction and permanent injunction, without the necessity of posting a bond, in addition to an award of monetary damages upon a finding of a breach by a judge or jury.

17.

Construction. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors (whether by consolidation, merger or otherwise) and permitted assigns. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the Party causing this Agreement to be drafted. All terms and words used in this Agreement, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require.

18.

Non-Admission of Liability. By execution of this Agreement, each Party specifically denies any wrongdoing as to the other Party, and specifically disclaims any violation of any law, contract, agreement, public policy, or the commission of any tort.

19.	Voluntary Agreement. The Parties further represent and declare that they have carefully read this Agreement and know the contents hereof and that they sign the Agreement freely and voluntarily.

20.

Representation by Counsel. Each Party acknowledges and warrants that he or it has been represented by counsel of his or its own choice throughout all negotiations which preceded the execution of this Agreement. Each Party has read this entire Agreement and, to the extent necessary, had it explained by his or its attorney.

21.

Counterparts. If this Agreement is executed in counterparts, each counterpart shall be deemed an original and all counterparts so executed shall constitute one Agreement binding on all of the Parties hereto, notwithstanding that all of the Parties are not signatory to the same counterpart. This Agreement may be executed by original or facsimile signature, each of which shall be equally binding.

22.

Entire Agreement. All agreements, covenants, representations and warranties, express or implied, oral or written, of the Parties hereto concerning the subject matter hereof are contained herein or in the Member Interest Purchase Agreement executed simultaneously herewith. No other agreements, covenants, representations or warranties, express or implied, oral or written, have been made by any Party hereto to any other Party concerning the subject matter hereof. All other prior and contemporaneous conversations, negotiations, possible and alleged agreements, representations, covenants and warranties concerning the subject matter hereof are merged herein.

THE NEXT PAGE IS THE SIGNATURE PAGE

IN WITNESS WHEREOF, each of the Parties hereto has executed this Settlement Agreement and Release as of the day and year first above written.

PEGASUS FUNDING, LLC

By:	/s/ Bruce R. Foster
	Name:	Bruce R. Foster
	Title:	CFO

On this 12th day of January , 2018, before me personally came Bruce Foster, to me known, being by me duly sworn did depose and say that he resides at New Jersey, he is one of the members of PEGASUS FUNDING, LLC, described in and who executed the foregoing instrument; that he knows the seal of said LLC; that one of the seals affixed to said instrument is such seal; that it was so affixed by order of the Board of Managers of said LLC; and that he signed his name thereto by like order.

/s/ Susan Kohn
Notary

ASFI PEGASUS HOLDINGS, LLC

By:	/s/ Gary Stern
	Name:	Gary Stern
	Title:	President & CEO

On this 12th day of January , 2018 before me personally came Gary Stern, to me known, being by me duly sworn did depose and say that he resides at ________________________, he is one of the members of ASFI PEGASUS HOLDINGS, LLC, described in and who executed the foregoing instrument; that he knows the seal of said LLC; that one of the seals affixed to said instrument is such seal; that it was so affixed by order of the Board of Managers of said LLC; and that he signed his name thereto by like order.

/s/ Arline Glover
Notary

ASTA FUNDING, INC.

By:	/s/ Gary Stern
	Name:	Gary Stern
	Title:	Chairman, President & CEO

On this 12th day of January , 2018, before me personally came Gary Stern, to me known, being by me duly sworn did depose and say that he resides at ________________________, he is one of the members of ASTA FUNDING, INC., described in and who executed the foregoing instrument; that he knows the seal of said corporation; that one of the seals affixed to said instrument is such seal; that it was so affixed by order of the directors of said corporation; and that he signed his name thereto by like order.

/s/ Arline Glover
Notary

FUND PEGASUS, LLC

By:	/s/ Gary Stern
	Name:	Gary Stern
	Title:	President & CEO

On this 12th day of January , 2018, before me personally came Gary Stern, to me known, being by me duly sworn did depose and say that he resides at ________________________, he is one of the members of FUND PEGASUS, LLC, described in and who executed the foregoing instrument; that he knows the seal of said LLC; that one of the seals affixed to said instrument is such seal; that it was so affixed by order of the Board of Managers of said LLC; and that he signed his name thereto by like order.

/s/ Arline Glover
Notary

PEGASUS LEGAL FUNDING, LLC

By:	/s/ Alexander Khanas
	Name:	Alexander Khanas
	Title:	Member

On this 12th day of January , 2018, before me personally came Alexander Khanas, to me known, being by me duly sworn did depose and say that he resides at New York, he is one of the members of PEGASUS LEGAL FUNDING, LLC, described in and who executed the foregoing instrument; that he knows the seal of said LLC; that one of the seals affixed to said instrument is such seal; that it was so affixed by order of the Board of Managers of said LLC; and that he signed his name thereto by like order.

/s/ Elizabeth A. Bames
Notary

/s/ Max Alperovich

MAX ALPEROVICH

Sworn to before me this

12th day of January , 2018

/s/ Elizabeth A. Bames

Notary

/s/ Alex Khanas

ALEX KHANAS

Sworn to before me this

12th day of January , 2018

/s/ Elizabeth A. Bames

Notary

/s/ Larry Stoddard, III

LARRY STODDARD, III

Sworn to before me this

12 day of January , 2018

/s/ Stephanie Sicora (Stoddard)

Notary

/s/ Louis Piccolo

LOUIS PICCOLO

Sworn to before me this

12 day of January , 2018

/s/ Gudrun M. Harris

Notary

A.L. PICCOLO & CO., INC.

By:	/s/ Louis A. Piccolo
	Name:	Louis A. Piccolo
	Title:	Owner & CEO

STATE OF NJ	)
) ss.:
COUNTY OF Hudson	)

On this __ day of January , 2018, before me personally came Lou Piccolo, to me known, being by me duly sworn did depose and say that he resides at ________________________, he is one of the members of A.L. PICCOLO & CO., INC., described in and who executed the foregoing instrument; that he knows the seal of said corporation; that one of the seals affixed to said instrument is such seal; that it was so affixed by order of the directors of said corporation; and that he signed his name thereto by like order.

/s/ Gudrun M. Harris
Notary